NEWS RELEASE

TRADEWEB REPORTS FOURTH QUARTER

AND FULL YEAR 2019 FINANCIAL RESULTS

FOURTH QUARTER 2019

▪	Average daily volume (ADV) of $684.6 billion for the quarter increased 16.3%
▪	Record quarterly ADV in US high-grade and high-yield credit; record market share for US high-grade TRACE volume of 15.8% and fully-electronic US high-grade TRACE volume of 7.3%
▪	Revenues of $197.3 million increased 10.5% (11.7% on a constant currency basis)
▪	Net income of $57.3 million for the quarter compared to $29.3 million for the prior year period
▪	Adjusted EBITDA margin of 46.9% for the quarter compared to 36.6% for the prior year period
▪	Declared quarterly cash dividend of $0.08 per share

FULL YEAR 2019

▪	Record full year ADV of $725.4 billion increased 32.3%
▪	Record full year ADV in US and European government bonds, mortgages, interest rate swaps, US high-grade and high-yield credit, credit derivatives, US and European ETFs, and repurchase agreements
▪	Record revenues of $775.6 million increased 13.3% (15.1% on a constant currency basis)
▪	Net income of $173.0 million for the year
▪	Adjusted EBITDA margin of 45.5% for the year

NEW YORK – February 12, 2020 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today reported financial results for the quarter and full-year ended December 31, 2019.

Lee Olesky, Chief Executive Officer of Tradeweb Markets, said, “A strong fourth quarter contributed to another record year at Tradeweb. The resulting revenue growth, margin expansion and free cash flow generation underscore the power of Tradeweb’s model. Adoption of electronic trading is accelerating as market participants gain a deeper appreciation for the functionality, efficiencies, data and analytics it delivers. Record full-year average daily volume of $725 billion in 2019 demonstrates the extent to which innovation is driving Tradeweb’s growth within an expanding market.  We’re excited about the opportunity ahead and remain focused on driving greater connectivity across the global markets and broad client network we serve.”

Fourth Quarter 2019

Gross revenue increased 10.5% (11.7% on a constant currency basis) compared to the prior year period to $197.3 million for the fourth quarter of 2019. Net income increased 95.4% compared to the prior year period to $57.3 million for the fourth quarter of 2019 due primarily to higher revenues. GAAP earnings per diluted share (Diluted EPS) for Tradeweb Markets Inc. was $0.25 for the fourth quarter of 2019.

Adjusted EBITDA margin increased to 46.9% for the fourth quarter of 2019 compared to 36.6% for the prior year period, representing an increase of 1,029 basis points (1,110 bps on a constant currency basis). Adjusted Net Income per diluted share (Adjusted Diluted EPS) was $0.26 for the fourth quarter of 2019.

					Constant
Select Financial Results					Currency
(dollars in thousands except per share amounts)	4Q19	4Q18	% Change		Growth (1)
Gross revenue	$197,308	$178,637	10.5%		11.7%
Rates	$107,539	$97,592	10.2%		10.8%
Credit	$43,542	$37,204	17.0%		20.0%
Equities	$11,665	$12,592	(7.4)%		(5.4)%
Money Markets	$10,027	$9,493	5.6%		6.3%
Market Data	$19,361	$16,733	15.7%		15.9%
Other	$5,174	$5,023	3.0%		5.4%
Net income (2)	$57,278	$29,307	95.4%		—%
Net income attributable to Tradeweb Markets Inc.(3)	$41,329	$—	—%		—%
Diluted EPS (4)	$0.25	$0.13	92.3%		—%
Non-GAAP Financial Measures
Adjusted EBITDA (5)	$92,441	$65,308	41.5%		45.6%
Adjusted EBITDA margin (5)	46.9%	36.6%	1,029	bps	1,110	bps
Adjusted EBIT (5)	$81,482	$54,701	49.0%		53.8%
Adjusted EBIT margin (5)	41.3%	30.6%	1,068	bps	1,155	bps
Adjusted Net Income (5)	$60,489	$40,839	48.1%		52.9%
Adjusted Diluted EPS (5)(6)	$0.26	$0.18	42.2%		46.7%

(1)

Constant currency growth is a non-GAAP financial measure that reflects growth for the period excluding the impact of foreign currency fluctuations. See "Non-GAAP Financial Measures" below for additional information.

(2)

Net income for the fourth quarter of 2019 and 2018 was impacted by net depreciation and amortization expense of $18.9 million and $16.0 million, respectively, as a result of the Refinitiv Transaction and the subsequent revaluation of our balance sheet. See "Presentation" below for additional information regarding the Refinitiv Transaction.

(3)	Represents net income less net income attributable to non-controlling interests.
(4)

We present Diluted EPS for Tradeweb Markets Inc. for the fourth quarter of 2019 and for Tradeweb Markets LLC for the fourth quarter of 2018, as the Reorganization Transactions and the IPO were completed in April 2019. As a consequence, the Diluted EPS information for Tradeweb Markets Inc. and Tradeweb Markets LLC is not comparable. See “Presentation” and “Basic and Diluted EPS Calculations” below for additional information.

(5)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. See "Non-GAAP Financial Measures" below and the attached schedules for additional information and reconciliations of such non-GAAP financial measures.

(6)

We present Adjusted Diluted EPS for Tradeweb Markets Inc. for the fourth quarter of 2019 and for Tradeweb Markets LLC for the fourth quarter of 2018. Because Adjusted Diluted EPS includes certain tax related adjustments to reflect an assumed effective tax rate for all periods presented and, for the fourth quarter of 2019, assumes all equity interests of Tradeweb Markets LLC are exchanged for shares of Class A or Class B common stock, we believe that Adjusted Diluted EPS for Tradeweb Markets Inc. and Tradeweb Markets LLC are comparable.

“Diversification across products, protocols, client sectors and regions drove continued double-digit growth in total trading activity in the fourth quarter. New highs for volumes and market share in US credit reflect heightened client demand for advanced trading protocols such as portfolio trading, all-to-all trading and session-based trading. Rates cash and derivatives volumes surged on higher trading activity in mortgages and interest rate derivatives. AiEX automated trading accounted for more than a quarter of total institutional tickets across all products during the quarter as clients look for ways to improve workflows,” added Mr. Olesky.

Discussion of Results

Rates – Revenues from rates of $107.5 million in the fourth quarter of 2019 increased 10.2% compared to the fourth quarter of 2018 (10.8% on a constant currency basis). ADV in rates of $451.3 billion for the fourth quarter of 2019 increased 19.1% due mainly to increased trading activity in mortgages and interest rate swaps and swaptions.

Credit – Revenues from credit of $43.5 million in the fourth quarter of 2019 increased 17.0% compared to the fourth quarter of 2018 (20.0% on a constant currency basis). ADV in credit of $13.2 billion for the fourth quarter of 2019 increased 9.8% due mainly to new quarterly records for US high-grade and high-yield credit plus increased trading activity in European credit.

Equities – Revenues from equities of $11.7 million in the fourth quarter of 2019 decreased 7.4% compared to the fourth quarter of 2018 (-5.4% on a constant currency basis). ADV in equities of $9.0 billion for the fourth quarter of 2019 increased 5.2% due mainly to a new quarterly record for convertibles, swaps and options.

Money Markets – Revenues from money markets of $10.0 million in the fourth quarter of 2019 increased 5.6% compared to the fourth quarter of 2018 (6.3% on a constant currency basis). ADV in money markets of $211.1 billion for the fourth quarter of 2019 rose 11.7% due to the continued growth of bilateral electronic trading in repurchase agreements.

Market Data – Revenues from market data of $19.4 million in the fourth quarter of 2019 increased 15.7% compared to the fourth quarter of 2018 (15.9% on a constant currency basis) due to the delivery of additional data under our market data license agreement with Refinitiv.

Operating Expenses – Operating expenses of $143.0 million in the fourth quarter of 2019 decreased 2.5% compared to the fourth quarter of 2018 and was impacted by a net depreciation and amortization expense of $18.9 million as a result of the Refinitiv Transaction and the subsequent revaluation of our balance sheet as well as non-cash stock-based compensation expense and payroll taxes of $2.7 million, which were related to the Special Option Award and post-IPO options awarded in 2019 and options exercised during the quarter, respectively. Excluding these items, as well as certain gains and losses, Adjusted Expenses were $115.8 million in the fourth quarter of 2019. Adjusted Expenses decreased 6.5% year over year primarily due to higher fourth quarter 2018 expenses associated with the timing of performance-related compensation expense. Please see "Non-GAAP Financial Measures" below for additional information.

Full Year 2019

Gross revenue increased 13.3% (15.1% on a constant currency basis) compared to the combined year ended December 31, 2018 to a record $775.6 million in 2019. Net income was $173.0 million in 2019. Net income in 2019 was impacted by net depreciation and amortization expense of $71.5 million as a result of the Refinitiv Transaction and the subsequent revaluation of our balance sheet as well as non-cash stock-based compensation expense and payroll taxes of $25.1 million, which were primarily related to the Special Option Award, as a result of the completion of the IPO during the second quarter of 2019, and options exercised in 2019, respectively. Diluted EPS for Tradeweb Markets Inc. was $0.54 and Diluted EPS for Tradeweb Markets LLC was $0.19 for 2019.

Adjusted EBITDA margin increased to 45.5% for 2019 compared to 40.8% for the combined year ended December 31, 2018, representing an increase of 471 basis points (530 bps on a constant currency basis). Adjusted Diluted EPS for Tradeweb Markets Inc. was $0.77 and Adjusted Diluted EPS for Tradeweb Markets LLC was $0.23 for 2019.

	Successor	Combined(1)	Successor	Predecessor
	Year Ended	Year Ended	October 1, 2018 to	January 1, 2018 to		Constant
Select Full Year Financial Results	December 31,	December 31,	December 31,	September 30,		Currency
(dollars in thousands except per share amounts)	2019	2018	2018	2018	% Change	Growth(2)
Gross revenue	$775,566	$684,408	$178,637	$505,771	13.3%	15.1%
Rates	$434,197	$379,233	$97,592	$281,641	14.5%	15.7%
Credit	$162,154	$139,656	$37,204	$102,452	16.1%	19.5%
Equities	$46,912	$40,939	$12,592	$28,347	14.6%	18.5%
Money Markets	$40,392	$34,741	$9,493	$25,248	16.3%	17.2%
Market Data	$70,722	$63,792	$16,733	$47,059	10.9%	11.6%
Other	$21,189	$26,047	$5,023	$21,024	(18.7)%	(16.7)%
Net income (3)	$173,024	$—	$29,307	$130,160	—%	—%
Net income attributable to Tradeweb Markets Inc.(4)	$83,769	$—	$—	$—	—%	—%
Diluted EPS (5)	$0.19 (a) / 0.54 (b)	$—	$0.13 (a)	$0.60 (a)	—%	—%

	Successor	Successor	Predecessor
	Year Ended	October 1, 2018 to	January 1, 2018 to
Select Full Year Financial Results	December 31,	December 31,	September 30,
(dollars in thousands except per share amounts)	2019	2018	2018
Non-GAAP Financial Measures
Adjusted EBITDA (6)	$353,162	$65,308	$214,091
Adjusted EBITDA margin (6)	45.5%	36.6%	42.3%
Adjusted EBIT (6)	$311,397	$54,701	$184,859
Adjusted EBIT margin (6)	40.2%	30.6%	36.5%
Adjusted Net Income (6)	$230,935	$40,839	$137,327
Adjusted Diluted EPS (6)(7)	$0.23 (a) / 0.77 (b)	$0.18 (a)	$0.64 (a)

* (a) Presents information for Tradeweb Markets LLC (pre-IPO period).

* (b) Presents information for Tradeweb Markets Inc. (post-IPO period).

(1)

Represents the combined revenues of the successor and predecessor periods for the full year ended December 31, 2018. This combination was performed by mathematical addition and is not a presentation made in accordance with GAAP. Revenue accounts were not impacted by the Refinitiv Transaction or the application of pushdown accounting. See "Presentation" below for additional information.

(2)

Constant currency growth is a non-GAAP financial measure that reflects growth for the period excluding the impact of foreign currency fluctuations. See "Non-GAAP Financial Measures" below for additional information.

(3)

Net income for 2019 was impacted by net depreciation and amortization expense of $71.5 million as a result of the Refinitiv Transaction and the subsequent revaluation of our balance sheet as well as non-cash stock-based compensation expense and payroll taxes of $25.1 million, which were primarily related to the Special Option Award and options exercised in 2019, respectively. See "Presentation" below for additional information regarding the Refinitiv Transaction.

(4)	Represents net income less net income attributable to non-controlling interests.
(5)

We present Diluted EPS for Tradeweb Markets LLC for pre-IPO periods, as the Reorganization Transactions and the IPO were completed in April 2019. As a consequence, the Diluted EPS information for Tradeweb Markets Inc. and Tradeweb Markets LLC is not comparable. See “Presentation” and “Basic and Diluted EPS Calculations” below for additional information.

(6)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. See "Non-GAAP Financial Measures" below and the attached schedules for additional information and reconciliations of such non-GAAP financial measures.

(7)

We present Adjusted Diluted EPS for Tradeweb Markets LLC for pre-IPO periods. Because Adjusted Diluted EPS includes certain tax related adjustments to reflect an assumed effective tax rate for all periods presented and, for 2019, assumes all equity interests of Tradeweb Markets LLC are exchanged for shares of Class A or Class B common stock, we believe that Adjusted Diluted EPS for Tradeweb Markets Inc. and Tradeweb Markets LLC are comparable.

Other Matters

Assets as of December 31, 2019 included $460.7 million in unrestricted cash and cash equivalents. In 2019, Tradeweb generated $311.0 million of cash flow from operating activities and $266.5 million of Free Cash Flow. Please see "Non-GAAP Financial Measures" below for additional information.

Follow-On Offering

During the fourth quarter, Tradeweb Markets Inc. completed a follow-on offering of 19,881,059 shares of Class A Common stock at a price to the public of $42.00 per share, which includes the full exercise of the underwriters’ option to purchase an additional 2,593,181 shares.  Tradeweb Markets Inc. used the proceeds of $810.0 million from the offering, net of underwriting discounts and commissions, but before estimated offering expenses, to purchase equity interests from certain existing owners. Refinitiv continues to own a controlling interest in Tradeweb following the offering.

Full-Year 2020 Guidance*

▪	Adjusted expenses of $495 - $510 million

-    Includes approximately $5 million of new investments, primarily in data strategy and cybersecurity

-    Includes approximately $3 million of duplicative rent expense

▪	Assumed non-GAAP tax rate of 22.0%
▪	Capital expenditures and capitalization of software of $45 - $50 million
▪	Acquisition and Refinitiv Transaction related depreciation and amortization expense of $110 million

*GAAP operating expenses and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement of foreign currency rates.

Dividend

The Board of Directors of Tradeweb Markets Inc. declared a cash dividend of $0.08 per share of Class A common stock and Class B common stock for the fourth quarter of 2019. The dividend will be payable on March 16, 2020 to stockholders of record as of March 2, 2020.

Conference Call

Tradeweb Markets will hold a conference call to discuss fourth quarter 2019 results starting at 8:30 a.m. Eastern Time today, February 12, 2020. A live, audio webcast of the conference call along with related materials will be available at http://investors.tradeweb.com.  Alternatively, interested parties can access the call by dialing 866-221-1629 (U.S.) or +1 470-495-9175 (international) and entering passcode 3072418. After the conference call, an archived recording will be available at http://investors.tradeweb.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, our guidance, including 2020 guidance, and future performance, the industry and markets in which we operate, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions and future events are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under the heading “Risk Factors” in documents of Tradeweb Markets Inc. on file with or furnished to the SEC, may cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition or liquidity, and the development of the industry and markets in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition, or liquidity, and events in the industry and markets in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Presentation

The historical financial information and other disclosures contained in this press release relate to periods that ended both prior to and after the completion of the Reorganization Transactions and the IPO of Tradeweb Markets Inc. (unless the context otherwise requires, together with its subsidiaries, referred to as “we,” “our,” “Tradeweb,” “Tradeweb Markets” or the “Company”). The IPO closed on April 8, 2019. As a result of certain reorganization transactions (the “Reorganization Transactions”) completed in connection with the IPO, on April 4, 2019, Tradeweb Markets Inc. became a holding company whose only material assets consist of its equity interest in Tradeweb Markets LLC (“TWM LLC”) and related deferred tax assets. As the sole manager of TWM LLC, Tradeweb Markets Inc. operates and controls all of the business and affairs of TWM LLC and, through TWM LLC and its subsidiaries, conducts its business. As a result of this control, and because Tradeweb Markets Inc. has a substantial financial interest in TWM LLC, Tradeweb Markets Inc. consolidates the financial results of TWM LLC and its subsidiaries. The historical financial information contained in this press release relating to periods prior to and including March 31, 2019, which we refer to as the “pre-IPO period,” pertain to TWM LLC, the predecessor of Tradeweb Markets Inc. for financial reporting purposes. The historical financial information contained in this press release relating to periods beginning on April 1, 2019, and through and including December 31, 2019, which we refer to as the “post-IPO period,” pertain to

Tradeweb Markets Inc. The pre-IPO period excludes, and the post-IPO period includes, our financial results from April 1, 2019 through April 3, 2019, which are not material.

On October 1, 2018, Refinitiv Holdings Ltd. (“Refinitiv”), which is controlled by certain investment funds affiliated with The Blackstone Group L.P., an affiliate of Canada Pension Plan Investment Board, an affiliate of GIC Special Investments Pte. Ltd. and certain co-investors, indirectly acquired substantially all of the financial and risk business of Thomson Reuters Corporation and Thomson Reuters Corporation indirectly acquired a non-controlling ownership interest in Refinitiv (collectively, the “Refinitiv Transaction”). As a result of the Refinitiv Transaction, as a consolidating subsidiary of Refinitiv, we accounted for the Refinitiv Transaction using pushdown accounting. Due to the change in the basis of accounting resulting from the application of pushdown accounting, the financial information for the period beginning on October 1, 2018, and through and including December 31, 2019, or the “successor period,” and the financial information for the periods prior to, and including, September 30, 2018, or the “predecessor period,” are not comparable. However, the change in basis resulting from the Refinitiv Transaction did not materially impact certain financial information. Accordingly, we present certain financial information for the year ended December 31, 2018 on a combined basis as the change in basis resulting from the Refinitiv Transaction did not impact such financial information and, we believe it provides a meaningful method of comparison to other periods. The combined financial information is being presented for informational purposes only and (i) has not been prepared on a pro forma basis as if the Refinitiv Transaction occurred on the first day of the period, (ii) may not reflect the actual results we would have achieved absent the Refinitiv Transaction, (iii) may not be predictive of future results of operations and (iv) should not be viewed as a substitute for the financial results of the separate periods presented in accordance with GAAP.

Non-GAAP Financial Measures

This release contains “non-GAAP financial measures,” including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses and Free Cash Flow, which are supplemental financial measures that are not calculated or presented in accordance with GAAP. We make use of non-GAAP financial measures in evaluating our past results and future prospects. We present these non-GAAP financial measures because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management and our board of directors use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT and Adjusted EBIT margin to assess our financial performance and believe they are helpful in highlighting trends in our core operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA.

We use Adjusted Net Income and Adjusted Diluted EPS as supplemental metrics to evaluate our business performance in a way that also considers our ability to generate profit without the impact of certain items. Each of the normal recurring adjustments and other adjustments included in Adjusted Net Income and Adjusted Diluted EPS help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

We use Adjusted Expenses as a supplemental metric to evaluate our underlying operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

We use Free Cash Flow to assess our liquidity in a way that considers the amount of cash generated from our core operations after expenditures for capitalized software development costs and furniture, equipment and leasehold improvements.

See the attached schedules for reconciliations of the non-GAAP financial measures contained in this release to their most comparable GAAP financial measure. Non-GAAP financial measures have limitations as analytical tools, and you should not consider these non-GAAP financial measures in isolation or as alternatives to net income attributable to Tradeweb Markets Inc., net income, earnings per share, operating income, operating expenses or cash flow from operating activities or any other financial measure derived in accordance with GAAP. You are encouraged to evaluate each adjustment included in the reconciliations. In addition, in evaluating Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses and Free Cash Flow, you should be aware that in the future we may incur expenses similar to the adjustments in the presentation of these non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, the non-GAAP financial measures contained in this release may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

We present certain growth information on a “constant currency” basis. Since our consolidated financial statements are presented in U.S. dollars, we must translate non-U.S. dollar revenues and expenses into U.S. dollars. Constant currency growth, which is a non-GAAP financial measure, is defined as growth excluding the effects of foreign currency fluctuations. Constant currency information is calculated by translating the current period and prior period’s results using the average exchange rates for 2018. We use constant currency growth as a supplemental metric to evaluate our underlying performance between periods by removing the impact of foreign currency fluctuations. We present certain constant currency growth information because we believe it provides investors and analysts a useful comparison of our results and trends between periods. This information should be considered in addition to, not as a substitute for, results reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.

Tradeweb Social Media

Investors and others should note that Tradeweb Markets announces material financial and operational information using its investor relations website, press releases, SEC filings and public conference calls and webcasts. Information about Tradeweb Markets, its business and its results of operations may also be announced by posts on the Company’s accounts on the following social media channels: Instagram, LinkedIn and Twitter. The information that we post through these social media channels may be deemed material. As a result, we encourage investors, the media, and others interested in Tradeweb Markets to monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. These social media channels may be updated from time to time on our investor relations website.

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves approximately 2,500 clients in more than 65 countries. On average, Tradeweb facilitated more than $720 billion in notional value traded per day over the past four fiscal quarters.

Investor contact	Media contact
Ashley Serrao, Tradeweb + 1 646 430 6027	Jonathan Mairs, Tradeweb +1 646 430 6176
Ashley.Serrao@Tradeweb.com	Jonathan.Mairs@Tradeweb.com

#  #   #

TRADEWEB MARKETS INC.

INCOME STATEMENT

Dollars in Thousands, Except Per Share Data

	Successor		Successor	Predecessor	Predecessor
	Three Months Ended	Year Ended	October 1, 2018 to	January 1, 2018 to	Year Ended
	December 31,	December 31,	December 31,	September 30,	December 31,
	2019	2019	2018	2018	2017
Revenues	(unaudited)	(unaudited)
Transaction fees	$104,245	$423,583	$97,130	$273,751	$267,020
Subscription fees	34,333	138,731	33,052	107,130	144,409
Commissions	41,165	149,365	32,840	79,830	96,745
Refinitiv market data fees	15,383	55,635	13,467	36,851	50,125
Other	2,182	8,252	2,148	8,209	4,669
Gross revenue	197,308	775,566	178,637	505,771	562,968
Contingent consideration	—	—	—	(26,830)	(58,520)
Net revenue	197,308	775,566	178,637	478,941	504,448

Expenses
Employee compensation and benefits	76,545	329,457	80,436	209,053	248,963
Depreciation and amortization	36,402	139,330	33,020	48,808	68,615
Technology and communications	10,199	39,285	9,907	26,598	30,013
General and administrative	8,999	34,960	11,837	23,056	33,973
Professional fees	7,048	28,029	8,194	20,360	19,351
Occupancy	3,786	14,686	3,308	10,732	14,441
Total expenses	142,979	585,747	146,702	338,607	415,356
Operating income	54,329	189,819	31,935	140,334	89,092
Tax receivable agreement liability adjustment	33,134	33,134	—	—	—
Net interest income	704	2,373	787	1,726	685
Income before taxes	88,167	225,326	32,722	142,060	89,777
Provision for income taxes	(30,889)	(52,302)	(3,415)	(11,900)	(6,129)
Net income	$57,278	$173,024	$29,307	$130,160	$83,648
Less: Pre-IPO net income attributable to Tradeweb Markets LLC	—	42,352
Net income attributable to Tradeweb Markets Inc. and non-controlling interests	57,278	130,672
Less: Net income attributable to non-controlling interests	15,949	46,903
Net income attributable to Tradeweb Markets Inc.	$41,329	$83,769

EPS calculations for pre-IPO and post-IPO periods (1)
Earnings per share
Basic	$0.26 (b)	$0.19 (a) / 0.57 (b)	$0.13 (a)	$0.60 (a)	$0.39 (a)
Diluted	$0.25 (b)	$0.19 (a) / 0.54 (b)	$0.13 (a)	$0.60 (a)	$0.39 (a)
Weighted average shares outstanding
Basic	157,950,550 (b)	222,222,197 (a) / 148,013,274 (b)	222,221,628 (a)	215,365,920 (a)	215,568,635 (a)
Diluted	167,069,241 (b)	223,320,457 (a) / 156,540,246 (b)	222,243,851 (a)	215,365,920 (a)	215,568,635 (a)
(1)

In April 2019, the Company completed the Reorganization Transactions and the IPO, which, among other things, resulted in Tradeweb Markets Inc. becoming the successor of Tradeweb Markets LLC for financial reporting purposes. As a result, earnings per share information for the pre-IPO period is not comparable to the earnings per share information for the post-IPO period.  Therefore, earnings per share information is being presented separately for the pre-IPO and post-IPO periods.

a.	Presents information for Tradeweb Markets LLC (pre-IPO period).

b.	Presents information for Tradeweb Markets Inc (post-IPO period).

See “Basic and Diluted EPS Calculations” below for additional information.

TRADEWEB MARKETS INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Dollars in Thousands, Except per Share Data

	Successor		Successor	Predecessor	Predecessor
	Three Months	Year	October 1, 2018	January 1, 2018	Year
	Ended	Ended	to	to	Ended
	December 31,	December 31,	December 31,	September 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA, Adjusted	2019	2019	2018	2018	2017
EBITDA Margin, Adjusted EBIT and Adjusted EBIT Margin	(in thousands)
Net income	$57,278	$173,024	$29,307	$130,160	$83,648
Contingent consideration	—	—	—	26,830	58,520
Interest income, net	(704)	(2,373)	(787)	(1,726)	(685)
Depreciation and amortization	36,402	139,330	33,020	48,808	68,615
Stock-based compensation expense(1)	2,700	25,098	—	—	—
Provision for income taxes	30,889	52,302	3,415	11,900	6,129
Unrealized foreign exchange (gains) / losses	(1,095)	(2,310)	263	(960)	(364)
(Gain) / loss from revaluation of foreign denominated cash(2)	105	1,225	90	(921)	(678)
Tax receivable agreement liability adjustment(3)	(33,134)	(33,134)	—	—	—
Adjusted EBITDA	$92,441	$353,162	$65,308	$214,091	$215,185
Less: Depreciation and amortization	(36,402)	(139,330)	(33,020)	(48,808)	(68,615)
Add: Acquisition and Refinitiv Transaction related D&A(4)	25,443	97,565	22,413	19,576	31,236
Adjusted EBIT	$81,482	$311,397	$54,701	$184,859	$177,806
Adjusted EBITDA margin(5)	46.9%	45.5%	36.6%	42.3%	38.2%
Adjusted EBIT margin(5)	41.3%	40.2%	30.6%	36.5%	31.6%

(1)

Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019 and payroll taxes associated with exercises of such options during the applicable period.

(2)	Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.
(3)

Represents income recognized during the applicable period due to changes in the tax receivable agreement liability recorded in the statement of financial condition as a result of changes in the mix of earnings, tax legislation and tax rates in various jurisdictions which impacted our tax savings.

(4)

Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(5)	Adjusted EBITDA margin and Adjusted EBIT margin are defined as Adjusted EBITDA and Adjusted EBIT, respectively, divided by gross revenue for the applicable period.

The following is the calculation of Adjusted EBITDA and Adjusted EBITDA margin for the full year ended December 31, 2018. These non-GAAP measures were not materially impacted by the Refinitiv Transaction or the application of pushdown accounting. See “Presentation” above for additional information.

	Adjusted	Adjusted
(dollars in thousands)	EBITDA(1)	EBITDA Margin(1)
January 1, 2018 to September 30, 2018	$214,091	42.3%
October 1, 2018 to December 31, 2018	65,308	36.6%
Full Year Ended December 31, 2018	$279,399	40.8%
(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by gross revenue of $684.4 million for the full year ended December 31, 2018.

	Successor				Successor		Predecessor		Predecessor
	Three
	Months		Year		October 1, 2018		January 1, 2018		Year
	Ended		Ended		to		to		Ended
	December 31,		December 31,		December 31,		September 30,		December 31,
Reconciliation of Net Income to	2019		2019		2018		2018		2017
Adjusted Net Income and Adjusted Diluted EPS	(in thousands)
Earnings per diluted share(1)	$0.25	(b)	$0.19 0.54	(a) / (b)	$0.13	(a)	$0.60	(a)	$0.39	(a)
Pre-IPO net income attributable to Tradeweb Markets LLC (1)	—		42,352	(a)	29,307	(a)	130,160	(a)	83,648	(a)
Add: Net income attributable to Tradeweb Markets Inc. (1)	41,329	(b)	83,769	(b)	—		—		—
Add: Net income attributable to non-controlling interests (1)(2)	15,949	(b)	46,903	(b)	—		—		—
Net income	$57,278	(b)	$173,024	(a)(b)	$29,307	(a)	$130,160	(a)	$83,648	(a)
Provision for income taxes	30,889		52,302		3,415		11,900		6,129
Contingent consideration	—		—		—		26,830		58,520
Acquisition and Refinitiv Transaction related D&A(3)	25,443		97,565		22,413		19,576		31,236
Stock-based compensation expense(4)	2,700		25,098		—		—		—
Unrealized foreign exchange (gains) / losses	(1,095)		(2,310)		263		(960)		(364)
(Gain) / loss from revaluation of foreign denominated cash(5)	105		1,225		90		(921)		(678)
Tax receivable agreement liability adjustment(6)	(33,134)		(33,134)		—		—		—
Adjusted Net Income before income taxes	82,186		313,770		55,488		186,585		178,491
Adjusted income taxes(7)	(21,697)		(82,835)		(14,649)		(49,258)		(47,122)
Adjusted Net Income	$60,489		$230,935		$40,839		$137,327		$131,369
Adjusted Diluted EPS (1)(8)	$0.26	(b)	$0.23 0.77	(a) / (b)	$0.18	(a)	$0.64	(a)	$0.62	(a)
(1)

In April 2019, the Company completed the Reorganization Transactions and the IPO.  As a result, certain earnings information is being presented separately for Tradeweb Markets LLC and Tradeweb Markets Inc.

a.	Presents information for Tradeweb Markets LLC (pre-IPO period).

b.	Presents information for Tradeweb Markets Inc. (post-IPO period).

See the “Basic and Diluted EPS Calculations” table below for additional information.

(2)

For post-IPO periods, represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of all outstanding LLC Interests for shares of Class A or Class B common stock.

(3)

Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(4)

Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019 and payroll taxes associated with exercises of such options during the applicable period.

(5)	Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.
(6)

Represents income recognized during the applicable period due to changes in the tax receivable agreement liability recorded in the statement of financial condition as a result of changes in the mix of earnings, tax legislation and tax rates in various jurisdictions which impacted our tax savings.

(7)

Represents corporate income taxes at an assumed effective tax rate of 26.4% for all periods presented applied to Adjusted Net Income before income taxes. For pre-IPO periods, this adjustment assumes Tradeweb Markets LLC was subject to a corporate tax rate for the periods presented.

(8)

Due to the Reorganization Transactions and the IPO completed in April 2019, shares outstanding during the year ended December 31, 2019 represent shares of TWM LLC (pre-IPO period) and shares of Class A and Class B common stock of Tradeweb Markets Inc. (post-IPO period).

The following table summarizes the calculation of Adjusted Diluted EPS for the periods presented:

	Successor				Predecessor	Predecessor
		Pre-IPO Period	Post-IPO Period
	Three
	Months	Year	Year	October 1, 2018	January 1, 2018	Year
	Ended	Ended	Ended	to	to	Ended
Reconciliation of Diluted Weighted Average Shares Outstanding to	December 31,	December 31,	December 31,	December 31,	September 30,	December 31,
Adjusted Diluted Weighted Average Shares Outstanding	2019	2019	2019	2018	2018	2017
Diluted weighted average TWM LLC shares outstanding	—	223,320,457	—	222,243,851	215,365,920	212,568,635
Diluted weighted average shares of Class A and Class B common stock outstanding	167,069,241	—	156,540,246	—	—	—
Assumed exchange of LLC interests for shares of Class A or Class B common stock (1)	64,479,008	—	74,279,741	—	—	—
Adjusted diluted weighted average shares outstanding	231,548,249	223,320,457	230,819,987	222,243,851	215,365,920	212,568,635
Adjusted Net Income (in thousands)	$60,489	$52,190	$178,745	$40,839	$137,327	$131,369
Adjusted Diluted EPS	$0.26	$0.23	$0.77	$0.18	$0.64	$0.62
(1)

Assumes the exchange of all outstanding LLC Interests for shares of Class A or Class B common stock, resulting in the elimination of the non-controlling interests and recognition of the net income attributable to non-controlling interests.

	Successor		Successor	Predecessor	Predecessor
	Three
	Months	Year	October 1, 2018	January 1, 2018	Year
	Ended	Ended	to	to	Ended
	December 31,	December 31,	December 31,	September 30,	December 31,
Reconciliation of Operating Expenses to Adjusted Expenses	2019	2019	2018	2018	2017
Operating Expenses	$142,979	$585,747	$146,702	$338,607	$415,356
Acquisition and Refinitiv Transaction related D&A(1)	(25,443)	(97,565)	(22,413)	(19,576)	(31,236)
Stock-based compensation expense(2)	(2,700)	(25,098)	—	—	—
Unrealized foreign exchange gains / (losses)	1,095	2,310	(263)	960	364
Gain / (loss) from revaluation of foreign-denominated cash(3)	(105)	(1,225)	(90)	921	678
Adjusted Expenses	$115,826	$464,169	$123,936	$320,912	$385,162
(1)

Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(2)

Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019 and payroll taxes associated with exercises of such options during the applicable period.

(3)	Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

	Successor	Successor	Predecessor	Predecessor
	Year	October 1, 2018	January 1, 2018	Year
	Ended	to	to	Ended
Reconciliation of Cash Flows from Operating Activities to	December 31,	December 31,	September 30,	December 31,
Free Cash Flow	2019	2018	2018	2017
Cash flow from operating activities	$311,003	$112,556	$164,828	$224,580
Less: Capitalization of software development costs	(28,681)	(7,156)	(19,523)	(27,157)
Less: Purchases of furniture, equipment and leasehold improvements	(15,781)	(9,090)	(6,327)	(13,461)
Free Cash Flow	$266,541	$96,310	$138,978	$183,962

TRADEWEB MARKETS INC.

BASIC AND DILUTED EPS CALCULATIONS (UNAUDITED)

Dollars in Thousands, Except per Share Data

The following table summarizes the basic and diluted earnings per share calculations for Tradeweb Markets LLC (pre-IPO period):

	Successor	Successor	Predecessor	Predecessor
	Three Months Ended	October 1, 2018 to	January 1, 2018 to	Year Ended
	March 31,	December 31,	September 30,	December 31,
EPS: Pre-IPO net income attributable to Tradeweb Markets LLC(1)	2019	2018	2018	2017
	(in thousands, except share and per share amounts)
Numerator:
Pre-IPO net income attributable to Tradeweb Markets LLC	$42,352	$29,307	$130,160	$83,648

Denominator:
Weighted average LLC Interests outstanding - Basic	222,222,197	222,221,628	215,365,920	212,568,635
Dilutive effect of equity-settled PRSUs	1,098,260	22,223	—	—
Weighted average LLC Interests outstanding - Diluted	223,320,457	222,243,851	215,365,920	212,568,635

Earnings per share - Basic	$0.19	$0.13	$0.60	$0.39
Earnings per share - Diluted	$0.19	$0.13	$0.60	$0.39
(1)

Earnings per share and weighted average shares outstanding for the pre-IPO periods have been computed to give effect to the Reorganization Transactions, including the amendment and restatement of the fourth amended and restated limited liability company agreement of Tradeweb Markets LLC to, among other things, (i) provide for a new single class of common membership interests in Tradeweb Markets LLC (“LLC Interests”) and (ii) exchange all of the original members’ existing membership interests for LLC Interests.

The following table summarizes the basic and diluted earnings per share calculations for Tradeweb Markets Inc. (post-IPO period):

	Successor
	Three Months Ended	Year Ended
EPS: Post-IPO net income attributable to Tradeweb Markets Inc.	December 31,	December 31,
(in thousands, except share and per share amounts)	2019	2019
Numerator:
Post-IPO net income attributable to Tradeweb Markets Inc.	$41,329	$83,769

Denominator:
Weighted average shares of Class A and Class B common stock outstanding - Basic	157,950,550	148,013,274
Dilutive effect of equity-settled PRSUs	2,675,831	2,464,137
Dilutive effect of options	6,442,860	6,062,835
Weighted average shares of Class A and Class B common stock outstanding - Diluted	167,069,241	156,540,246

Earnings per share - Basic	$0.26	$0.57
Earnings per share - Diluted	$0.25	$0.54

TRADEWEB MARKETS INC.

GROSS REVENUES BY ASSET CLASS

	Three Months Ended		Three Months Ended
	December 31, 2019		December 31, 2018		$ Change		% Change
	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed
Revenues	(dollars in thousands)
Rates	$57,145	$50,394	$47,868	$49,724	$9,277	$670	19.4%	1.3%
Credit	38,231	5,311	31,976	5,228	6,255	83	19.6%	1.6%
Equities	9,272	2,393	10,949	1,643	(1,677)	750	(15.3)%	45.6%
Money Markets	6,221	3,807	6,040	3,453	181	354	3.0%	10.3%
Market Data	—	19,361	—	16,733	—	2,628	—	15.7%
Other	—	5,173	—	5,023	—	150	—%	3.0%
Gross revenue	$110,869	$86,439	$96,833	$81,804	$14,036	$4,635	14.5%	5.7%

	Successor		Combined(1)		Successor		Predecessor
	Year Ended		Year Ended		October 1, 2018 to		January 1, 2018 to
	December 31, 2019		December 31, 2018		December 31, 2018		September 30, 2018		$ Change		% Change
	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed
Revenues	(dollars in thousands)
Rates	$232,423	$201,774	$181,051	$198,182	$47,868	$49,724	$133,183	$148,458	$51,372	$3,592	28.4%	1.8%
Credit	141,343	20,811	119,217	20,439	31,976	5,228	87,241	15,211	22,126	372	18.6%	1.8%
Equities	38,515	8,397	34,443	6,496	10,949	1,643	23,494	4,853	4,072	1,901	11.8%	29.3%
Money Markets	25,461	14,931	20,843	13,898	6,040	3,453	14,803	10,445	4,618	1,033	22.2%	7.4%
Market Data	—	70,722	—	63,792	—	16,733	—	47,059	—	6,930	—	10.9%
Other	—	21,189	40	26,007	—	5,023	40	20,984	(40)	(4,818)	(100.0)%	(18.5)%
Gross revenue	$437,742	$337,824	$355,594	$328,814	$96,833	$81,804	$258,761	$247,010	$82,148	$9,010	23.1%	2.7%
(1)

Represents the combined results of the successor and predecessor periods for the full year ended December 31, 2018. This combination was performed by mathematical addition and is not a presentation made in accordance with GAAP. Revenue accounts were not impacted by the Refinitiv Transaction or the application of pushdown accounting. See “Presentation” above for additional information.

TRADEWEB MARKETS INC.

AVERAGE VARIABLE FEES PER MILLION DOLLARS OF VOLUME

	Three Months Ended	Three Months Ended
	December 31,	December 31,	YoY
	2019	2018	% Change
Rates	$2.03	$2.04	(0.8)%
Rates - excluding short-tenor swaps (less than 1 year)	$2.24	$2.11	6.0%
Credit	$46.17	$42.49	8.7%
Equities	$16.12	$20.19	(20.2)%
Money Markets	$0.47	$0.52	(8.9)%
Total Fees per Million	$2.59	$2.66	(2.6)%
Total Fees per Million - excluding short-tenor swaps (less than 1 year)	$2.76	$2.72	1.7%

	Year Ended	Year Ended
	December 31,	December 31,	YoY
	2019	2018	% Change
Rates	$1.89	$2.04	(7.4)%
Rates - excluding short-tenor swaps (less than 1 year)	$2.21	$2.15	2.9%
Credit	$37.98	$37.42	1.5%
Equities	$19.52	$17.55	11.2%
Money Markets	$0.47	$0.47	0.6%
Total Fees per Million	$2.40	$2.59	(7.2)%
Total Fees per Million - excluding short-tenor swaps (less than 1 year)	$2.66	$2.67	(0.4)%

TRADEWEB MARKETS INC.

AVERAGE DAILY VOLUME

		4Q19		4Q18		YoY
		ADV	Volume	ADV	Volume	ADV
Asset Class	Product	(in $ mm)	(in $ mm)	(in $ mm)	(in $ mm)
Rates	Cash	267,716	16,639,376	240,080	14,729,907	11.5%
	U.S. Government Bonds	77,007	4,774,459	79,091	4,824,576	(2.6)%
	European Government Bonds	19,643	1,257,179	20,134	1,308,730	(2.4)%
	Mortgages	167,952	10,413,002	138,929	8,474,693	20.9%
	Other Government Bonds	3,113	194,735	1,925	121,907	61.7%
	Derivatives	183,554	11,551,786	138,855	8,709,145	32.2%
	Swaps/Swaptions ≥ 1Y	138,753	8,739,588	125,140	7,849,237	10.9%
	Swaps/Swaptions < 1Y	44,165	2,772,698	13,122	823,773	236.6%
	Futures	637	39,500	592	36,136	7.6%
	Total	451,270	28,191,162	378,935	23,439,052	19.1%
Credit	Cash	6,000	373,837	4,323	268,001	38.8%
	U.S. High-Grade	3,213	199,230	2,064	125,876	55.7%
	U.S. High-Yield	357	22,123	269	16,421	32.6%
	European Credit	1,299	83,111	1,171	76,100	10.9%
	Municipal Bonds	217	13,426	292	17,831	(25.9)%
	Chinese Bonds	849	51,812	484	29,013	75.7%
	Other Credit Bonds	65	4,135	44	2,761	49.9%
	Derivatives	7,218	454,130	7,711	484,383	(6.4)%
	Swaps	7,218	454,130	7,711	484,383	(6.4)%
	Total	13,218	827,967	12,034	752,384	9.8%
Money Markets	Cash	211,131	13,211,134	188,938	11,689,227	11.7%
	Repurchase Agreements	192,990	12,083,967	168,690	10,450,000	14.4%
	Other Money Markets	18,141	1,127,167	20,248	1,239,227	(10.4)%
	Total	211,131	13,211,134	188,938	11,689,227	11.7%
Equities	Cash	4,548	291,040	5,202	330,282	(12.6)%
	U.S. ETFs	2,974	190,355	3,918	246,862	(24.1)%
	European ETFs	1,573	100,685	1,283	83,420	22.6%
	Derivatives	4,442	284,298	3,343	212,662	32.9%
	Options/Convertibles/Swaps	2,628	168,190	964	62,377	172.6%
	Futures	1,814	116,108	2,379	150,285	(23.7)%
	Total	8,990	575,338	8,544	542,944	5.2%

		4Q19		4Q18		YoY
		ADV (in $ mm)	Average Daily Trades	ADV (in $ mm)	Average Daily Trades	ADV
	Total	684,609	51,411	588,451	47,020	16.3%

		2019		2018		YoY
		ADV	Volume	ADV	Volume	ADV
Asset Class	Product	(in $ mm)	(in $ mm)	(in $ mm)	(in $ mm)
Rates	Cash	276,592	69,226,217	225,608	56,318,282	22.6%
	U.S. Government Bonds	80,487	20,121,700	70,129	17,462,137	14.8%
	European Government Bonds	22,232	5,668,809	19,682	5,038,567	13.0%
	Mortgages	170,264	42,565,880	133,810	33,318,664	27.2%
	Other Government Bonds	3,610	869,829	1,987	498,913	81.7%
	Derivatives	213,053	53,645,508	128,415	32,307,333	65.9%
	Swaps/Swaptions ≥ 1Y	140,914	35,516,302	110,185	27,732,742	27.9%
	Swaps/Swaptions < 1Y	71,541	17,979,965	17,656	4,431,785	305.2%
	Futures	597	149,241	573	142,806	4.1%
	Total	489,645	122,871,725	354,023	88,625,615	38.3%
Credit	Cash	5,654	1,419,081	4,222	1,057,403	33.9%
	U.S. High-Grade	2,815	703,652	1,788	445,312	57.4%
	U.S. High-Yield	323	80,811	245	60,936	32.1%
	European Credit	1,276	325,500	1,306	334,248	(2.2)%
	Municipal Bonds	242	60,601	273	67,940	(11.2)%
	Chinese Bonds	931	231,698	550	133,639	69.2%
	Other Credit Bonds	67	16,820	61	15,328	10.1%
	Derivatives	9,123	2,302,118	8,436	2,128,806	8.1%
	Swaps	9,123	2,302,118	8,436	2,128,806	8.1%
	Total	14,777	3,721,199	12,658	3,186,209	16.7%
Money Markets	Cash	213,209	53,706,377	173,743	43,462,916	22.7%
	Repurchase Agreements	194,831	49,107,259	152,319	38,118,466	27.9%
	Other Money Markets	18,378	4,599,118	21,424	5,344,450	(14.2)%
	Total	213,209	53,706,377	173,743	43,462,916	22.7%
Equities	Cash	4,405	1,114,738	4,495	1,134,074	(2.0)%
	U.S. ETFs	2,816	709,651	3,330	835,909	(15.4)%
	European ETFs	1,589	405,087	1,165	298,165	36.4%
	Derivatives	3,391	858,029	3,303	828,492	2.7%
	Options/Convertibles/Swaps	1,689	429,336	999	249,365	69.1%
	Futures	1,701	428,693	2,303	579,127	(26.1)%
	Total	7,795	1,972,767	7,798	1,962,566	0.0%

		2019		2018		YoY
		ADV (in $ mm)	Average Daily Trades	ADV (in $ mm)	Average Daily Trades	ADV
	Total	725,426	51,218	548,221	41,626	32.3%

To access historical traded volumes, go to https://www.tradeweb.com/newsroom/monthly-activity-reports/.